Exhibit 23.7






                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     James J. Weisman, Jr. hereby consents to the use of its oil and gas reserve reports in the Form S-4 Registration Statement (the "Registration Statemen") to be filed with the Securities and Exchange Commission on approximately July 11, 1997 by Magnum Hunter Resoures, Inc., Magnum Hunter Production, Inc., Hunter Gas Gathering, Inc., Gruy Petroleum Management Co., Conmag Energy Corporation and Rampart Petroleum, Inc. and to the references to him under the captions "Business and Properties" and "Experts" in the Registration Statement.





                                         /s/ James J. Weisman, Jr.
                                        ----------------------------------
                                        James Weisman, Jr., Authorized Officer

October 16, 1997